EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT is made this 26 Th. day of December, 1997, by and between: GREGORIAN SURGICAL INSTRUMENTS, INC., a company formed under the laws of British Columbia, Canada, (hereafter "GSI"), its assignee, designee, or nominee and the shareholders of the said GREGORIAN SURGICAL INSTRUMENTS, INC. ("GSI SHAREHOLDERS").

     WHEREAS, GSI desires to exchange (the "EXCHANGE") the shares GSI owns in its wholly owned subsidiary MCCARTHY GRENACHE, INC., ("MGI") a Nevada corporation, with the shares currently held by GSI SHAREHOLDERS in GSI, on a share for share basis in accordance with the terms and conditions of this Agreement: and

     WHEREAS, the GSI SHAREHOLDERS desire the said EXCHANGE in accordance with the terms and conditions of this Agreement: and

     WHEREAS, GSI and the GSI SHAREHOLDERS desire to facilitate the EXCHANGE provided for herein.

     NOW THEREFORE, in consideration of the mutual promises, covenants and agreements of the parties contained herein, the parties, intending to be legally bound hereby, agree as follows:

     1. EXCHANGE OF SHARES. GSI shall deliver to the GSI SHAREHOLDERS, FOUR MILLION NINE HUNDRED AND FORTY TWO THOUSAND (4,942,000) SHARES of MGI, in EXCHANGE for FOUR MILLION NINE HUNDRED AND FORTY TWO THOUSAND (4,942,000) GSI SHARES, for the cancellation and the winding-up of GSI.

     2. CLOSING DATE. This transaction shall be closed pursuant to the terms and conditions herein on the date of execution of this Agreement at midnight on December 26, 1997, at Vancouver, British Columbia. The Date of Execution of this transaction is herein called the "Closing Date". The actions outlined in
Section 3, which are to take place within seven (7) days of the closing date are as follows.

     3. CLOSING. At Closing, the parties shall take the following actions:

     3.1 Transfer of Shares. GSI shall deliver to the GSI SHAREHOLDERS the MGI SHARES, upon the terms and subject to the conditions set forth in this Agreement. GSI shall deliver to the GSI SHAREHOLDERS the MGI SHARES free and clear of all claims and encumbrances, and any restrictive legends. The MGI SHARES will be registered in the name of each individual GSI SHAREHOLDER.

     3.2  Transfer Agent Instructions.  MGI will instruct its
Transfer Agent to issue the said MGI share certificates in

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exchange for the GSI SHARES without restrictive legend in the name of each individual GSI SHAREHOLDERS pursuant to this Agreement.


     4.  SECURITIES ACT OF 1933 AND RESTRICTIONS.

GSI covenants and agrees with the GSI SHAREHOLDERS as follows:

          a) GSI understands that the SHARES acquired pursuant to this Agreement do not require to be restricted under the 1933 Act with the Securities and Exchange Commission in reliance upon the exemption from such restriction requirements afforded by the reorganization provisions of the 1933 Act, governing the replacement of shares of an original offering.

          b) GSI hereby represents and warrants that it is a company duly formed under the laws of the British Columbia with principal executive and administrative offices located outside the US

          c) GSI represents and warrants that MGI, is a corporation duly formed under the laws of the State of Nevada, USA on December 22, 1997 and that it is a wholly owned subsidiary of GSI.

     5.   CONDITIONS OF BOTH PARTIES OBLIGATIONS TO CLOSE.

          For the purposes of paragraph 5 through 15 only of this
Agreement:

               (i) "GSI" SHALL INCLUDE BOTH GSI AND IT'S WHOLLY
OWNED SUBSIDIARY MGI, and

               (ii) The following shall be the conditions of GSI and GSI SHAREHOLDERS ("BOTH PARTIES") obligations to close hereunder:

     5.1  Representations and Warranties of Both Parties

     Representations and Warranties made by BOTH PARTIES to this Agreement shall be true and correct as of the Closing Date.

     5.2  No Default - Covenants and Agreement.

     BOTH PARTIES shall not be in material default with respect to any obligation under this Agreement and both shall have performed or complied with all covenants, agreements, and conditions to be performed or complied with prior to, or at, the Closing.

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     6.  REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES.

BOTH PARTIES represent and warrant to the other that the statements contained in Sections 6.1 through 6.9 are true and correct on the date hereof.

     6.1 Corporate Standing. GSI is a corporation duly organized, validly existing, and in good standing under the laws of British Columbia, and it has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement by GSI does not, and the consummation of the transactions contemplated hereby will not, violate or result in a breach of any provisions of GSI's Charter or Bylaws.

     6.2 Capital Stock. The authorized capital stock of GSI consists of Twenty Five Million (25,000,000) shares of Common Stock without par value of which amount FOUR MILLION NINE HUNDRED AND FORTY TWO THOUSAND (4,942,000) SHARES of Common Stock have been validly issued and are outstanding, fully paid and non assessable as of December 29, 1997.

     6.3 Authority. GSI has full power and authority to enter into this Agreement and has taken all action or will use its best efforts to take all action, corporate and otherwise, necessary to authorize the execution, delivery and performance of this Agreement, the completion of the transactions contemplated hereby and the execution and delivery on behalf of GSI of any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement. Upon delivery of the shares and payment of the purchase price, good title to the MGI SHARES will pass, free and clear of all restrictions on transfer, liens, encumbrances, security interest and claims whatsoever, to the GSI SHAREHOLDERS. Other than as may be required under the laws of any country other than the United States of America, or Canada, no consent or approval of any court, governmental agency or other public authority, or of any other person, corporation or entity with any actual or alleged interest in GSI is required as a condition to (a) the validity or enforceability of this Agreement or any other instruments to be executed by GSI to effectuate this Agreement, or (b) the completion or validity of any of the transactions contemplated by this Agreement. This Agreement has been properly executed and delivered by the duly authorized officer of GSI, and constitutes the valid and legally binding agreement of GSI and is enforceable against GSI in accordance with its terms.

     6.4 Financial Condition. GSI furnished, or made available to the GSI SHAREHOLDERS, the financial statements (the "Financial
Statements") contained in GSI's records and all 15C2-11 reports filed to date (collectively, hereafter, the "Reports").

There has been no material adverse change in, material loss or destruction of, or material amount of damage to, the financial condition or business of GSI since the filing of the most recent Report arising from transactions whether or not in the ordinary course of business. The regular books of account of GSI fairly and accurately reflect all transactions since the filing of the most recent Report are true, correct and complete, and are maintained and kept in accordance with generally accepted accounting principles consistently applied. GSI has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, which would materially and adversely affect the condition (financial and otherwise) of GSI, except and to the extent reflected or reserved against in the balance sheets included in the Financial Statements or otherwise disclosed in the Reports. No dividends are due or unpaid by GSI.

     6.5 Lawsuits and Proceedings. Except as disclosed in the Financial Statements and Reports, there are no material actions at law or in equity, governmental proceedings or investigations pending or to the knowledge of GSI threatened against GSI or against or with respect to the business or assets of GSI, and GSI is not in material default with respect to any decree, injunction or the order of any court or government authority. Except as disclosed in the Financial Statements or Reports, GSI is in substantial compliance with and has not received any notice of any claimed violation of, any material federal, state, county or municipal laws, ordinances, and regulation, and there is no action at law or in equity, arbitration proceeding, governmental proceeding or investigation, or motion or request to any court, pending or to the knowledge of GSI threatened, against or with respect to GSI with respect to this Agreement or any of the transactions contemplated hereby.

     6.6 Taxes. GSI knows of no outstanding claims against GSI for taxes which constitute a lien on the shares being sold hereunder.

     6.7 Extraordinary Transactions. Since the filing of the GSI's most recent Report, GSI has not:

          (i) mortgaged, pledged or subjected to lien, charge or any other encumbrance any of its assets;

          (ii) except in the ordinary course of business, sold or transferred any of its assets;

          (iii) made any management decisions involving any material change in its policies with regard to the provision of services, sales, purchasing or the business, financial, accounting (including reserves and the amounts thereof) or tax policies or practices; or

          (iv) declared or paid any dividends on, or made any distributions in respect of any outstanding shares of capital stock of GSI.

     6.8 Adverse Circumstances. Except as disclosed in the Reports or described herein, to the best knowledge of GSI, there are no facts, developments or circumstances, existing or threatened, of a special or unusual nature that may be materially adverse to the assets, business, financial condition or future prospects of GSI.

     7.  COVENANTS AND AGREEMENTS OF GSI SHAREHOLDERS.

The GSI SHAREHOLDERS hereby Covenant and agree as follows:

     7.1 Action. As of the execution of this Agreement by the GSI SHAREHOLDERS the GSI SHAREHOLDERS shall take all action necessary or appropriate to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     7.2  Impairment - Representations and Warranties.

GSI SHAREHOLDERS shall not take any action or fail to take any action without prior written approval of GSI which might cause any representation or warranty of GSI SHAREHOLDERS made herein not to be true on the Closing Date, or impair GSI SHAREHOLDER'S ability to carry out its obligations under this Agreement.

     7.3 Due Diligence. GSI SHAREHOLDERS or their agents have had a full opportunity to conduct their due diligence of GSI in connection with this Agreement to their complete satisfaction. The GSI SHAREHOLDERS are familiar with GSI in connection with this Agreement to its complete satisfaction. The GSI SHAREHOLDERS are familiar with GSI, its financial condition, business and prospects, has been provided with the Reports and with such other information concerning GSI's financial and other affairs as GSI SHAREHOLDERS deem necessary to enter into and perform this Agreement, has had sufficient opportunity to review such material and to ask questions and receive answers to verify the accuracy of such information, and is not in any way relying upon any information, representation or warranty (without implying that the supplying of any such information or the making of any such representation or warranty has occurred) that GSI or its officers, directors, employees, agents and attorneys have provided, or have failed to provide, to the GSI SHAREHOLDERS in entering into or performing this Agreement.

     8. DELIVERY OF DOCUMENTS BY GSI. At the Closing, and in addition to all other documents and instruments which GSI is required to deliver pursuant to this Agreement, GSI shall deliver to the GSI SHAREHOLDERS the following documents duly executed by GSI or the directors, officers, or employees of, or counsel to GSI or appropriate governmental officials, in form and substance satisfactory to the GSI SHAREHOLDERS and their counsel.

     8.1 Good Standing. A Certificate of good standing from the Secretary of State, of the State of Nevada, for MGI.

     8.2 Other Documents. Such other documents, certificates and instruments relating to the transactions contemplated by this Agreement as the GSI SHAREHOLDERS or its counsel may reasonable request or deem necessary.

     9. INDEMNIFICATION. GSI and the GSI SHAREHOLDERS mutually agree to indemnify and to hold the other harmless from and against all material damages, losses, costs, liabilities, expenses and deficiencies, including, without limitation, additional taxes, and reasonable interest, attorney, accountant and expert witness fees and expenses (collectively "Material Damages") that result from or arise out of any misrepresentation, breach of warranty, or non-fulfillment of any agreement, covenant or obligation of the other under this Agreement. Each party agrees to give the other prompt written notice of any event or assertion of which it has knowledge concerning any Material Damages to which it may request indemnification hereunder. Each party will cooperate with the other in determining the validity of any such claim or assertion. The indemnifying party hereunder shall have the right to defend with counsel reasonably satisfactory to the indemnified party any claims for Material Damages for which the indemnified party has requested indemnification hereunder, and after notice from the indemnifying party regarding its assumption of the defense thereof, the indemnifying party regarding its assumption of the defense thereof, the indemnifying party shall not be liable to he indemnified party for any legal or other expenses subsequently incurred by the reasonable costs of investigation. Each party agrees not to settle or compromise any claims for Material damages without the prior written consent of the other. The obligation of each party to indemnify the other under this Section, shall terminate on the anniversary of the Closing Date, except as to matters to which such party had made a claim for indemnification or given written notice of a possible claim for indemnification on or prior to such date.

     10. BROKERAGE FEES. No broker, finder or intermediary is entitled to receive any brokerage or similar type of commission, fee, or payment arising out of this transaction, and GSI
SHAREHOLDERS will hold GSI harmless against any claim for such commission fee or similar type of payment.

     11. TERMINATION OF AGREEMENT. This Agreement and the transactions contemplated hereby may be terminated by the GSI SHAREHOLDERS without liability of any kind to GSI by written instrument, signed by the GSI SHAREHOLDERS and delivered at any time on or prior to the Closing Date, giving notice of termination, if;

     (a) There has been a material misrepresentation or material breach of warranty on the part of GSI in the representations and warranties set forth herein or in any Exhibit hereto or in any share certificate delivered pursuant hereto, or GSI shall have failed to perform or comply with, in any material respect, any covenant, agreement or condition to be performed or complied with prior to, or at the Closing.

     (b) In the reasonable judgment of the GSI SHAREHOLDERS the transactions contemplated by this Agreement have become inadvisable or impracticable by reasons of:

       (i) the announcement or the institution by federal, state or local authorities of an investigation of or litigation or proceedings against GSI which may have a material and adverse effect on GSI, or the transactions contemplated hereby; or

       (ii) the commencement since the date of this Agreement by any other person, corporation or entity of litigation or proceedings against or in regard to GSI, which may have a material and adverse effect upon the authority or ability of GSI to consummate the transactions contemplated hereby; or,

     (c) the business, assets, results of operations, financial condition or future prospects of GSI have been significantly and adversely affected by reason of changes or developments in operations, other than in the ordinary course of business, since the filing of GSI's most recent Report as provided to GSI SHAREHOLDERS.

     12. AFFECT AFTER TERMINATION. In the event that this Agreement shall be terminated in accordance with the provisions of this Agreement, then all further obligations of each party to the other under this Agreement shall terminate without further liability.

     13. EXPENSES.   All legal, accounting and other costs and
fees incurred by BOTH PARTIES, in connection with the transactions contemplated by this Agreement shall be borne and paid for by the party incurring the same.

     14.  MISCELLANEOUS PROVISIONS.

     14.1  Survival of Representations, Warranties and Covenants.
The respective representations, warranties, covenants and agreements made in this Agreement by BOTH PARTIES shall survive
Closing for a period of one (1) year.

     14.2 Assignment. This Agreement and all rights and obligations hereunder may be assigned by BOTH PARTIES, in whole or in part, without prior knowledge and /or written consent of the other party.

     14.3 Notices. Any notice, request, instruction or other document or communication required or permitted to be delivered in person or by deposit in the mail, postage prepaid, for mailing by certified or registered mail, will be made as follows:

If to GSI delivered and mailed to:

Scott Taylor, Esq.
Barrister and Solicitor
20526 Fraser Highway
Langley, BC, Canada,  V3A 4G2


If to the GSI SHAREHOLDERS, delivered and mailed to:

Davis & Co.
Barristers and Solicitors
2800 Park Place
666 Burrard Street
Vancouver, BC, Canada, V6C 2Z7

     14.4 Section Headings. Section headings are for the convenience only and shall not limit or otherwise affect any provisions of this Agreement.

     14.5 Entire Agreement. This Agreement and any Exhibits hereto; constitute the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

     14.6 Waivers - Amendments. Any of the terms or conditions of this Agreement may be waived, but only in writing by the party which is entitled to the benefit thereof, and this Agreement may be amended or modified, in whole or in part, only by Agreement in writing, executed by all parties to this Agreement.

     14.7 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of British Columbia, Canada, without regard to conflict of law.

     15.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed original as well as by facsimile, but all of which together shall constitute one and the same instrument.

THIS AGREEMENT IS HEREBY EXECUTED at the date first mentioned above in Vancouver, British Columbia.

GREGORIAN SURGICAL INSTRUMENTS, INC.



/s/ PAUL GREGORY                          December 26, 1997
By: Paul Gregory, President



MCCARTHY GRENACHE, INC.



/s/ SEAN MCCARTHY                         December 26, 1997
By: Sean McCarthy, President




SHAREHOLDERS OF
GREGORIAN SURGICAL INSTRUMENTS, INC.



/s/ SUSAN ALEXANDER                       December 26, 1997
By:  Susan Alexander, Spokesperson
SHAREHOLDERS OF GREGORIAN SURGICAL INSTRUMENTS, INC.